Exhibit 99.1

Press Release FOR IMMEDIATE RELEASE

August 9, 2016Omaha, NE

CONTACT: Chad Daffer, Andy Grier,

or Craig Allen

800-283-2357

AMERICA FIRST MULTIFAMILY INVESTORS, L.P. ANNOUNCES THE SALE OF WOODLAND PARK

OMAHA, Nebraska -- America First Multifamily Investors, L.P. (NASDAQ:  ATAX) (the “Company”) announced today that in July 2016 it sold Woodland Park, a 236-unit property, held in its MF Property portfolio, located in Topeka, Kansas for $15.7 million.  ATAX will realize a gross gain of approximately $1.6 million, before direct and indirect expenses to be recognized, in the third quarter 2016.

Construction of Woodland Park was completed in November 2009, with ATAX originally investing in its Mortgage Revenue Bond (“MRB”).  On December 31, 2009, ATAX’s investment in the Woodland Park MRB had a cost basis, adjusted for paydowns, of approximately $15.7 million, with an estimated fair value of only $11.5 million.  On February 28, 2010, only 49.2% of the 236 units available had been leased, at which point, ATAX became actively involved in the property management and analysis of the inherent credit risk of Woodland Park.

ATAX actively utilized and managed the resources of Burlington Capital’s full service Real Estate Platform (the “Platform”) to transform the demographics and economics of Woodland Park.  The Platform consists of property management, construction management and monitoring and marketing.  On May 29, 2013, ATAX foreclosed on Woodland Park and the property then became owned by ATAX as a part of its MF Property portfolio.   Prior to the sale of Woodland Park in July 2016, ATAX had increased the occupancy to approximately 94% and had transformed its economic performance.

“In 2009, ATAX became concerned about the performance of Woodland Park and became actively involved in the property management and other aspects of its operations,” said Chad Daffer, Chief Executive Officer of ATAX.  “It was one of three MRB’s owned by ATAX that were negatively impacted by the credit crisis and ultimately owned by the Company as a part of its MF Property portfolio.  Woodland Park has required extensive evaluation and management by our highly skilled team of professionals.  Through their efforts and the use of our Platform we have been able to reposition and exit this asset and recognize a gain on its sale.  Our unitholders are the big winners of this transaction as we continue to assess the highest and best use of the assets held by ATAX.”

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing, senior citizen residential properties, and commercial properties. The Company is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis in order to (i) increase the amount of interest available for distribution to our unitholders; (ii) reduce risk through asset diversification and interest rate hedging; and (iii) achieve economies of scale.  The Company expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Company seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by its Amended and Restated Limited Partnership Agreement dated September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available on the World Wide Web at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Company with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015 and as filed in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.